Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of this 30th day of June, 2014 (the “Effective Date”), by and between Michael Avon, (the “Consultant”) and Millennial Media, Inc. (the “Company”).

RECITALS

WHEREAS the parties desire for the Company to engage Consultant as an independent contractor to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Statement of Work.  This Agreement is for professional consulting services to be rendered by Consultant as set forth in the Statement of Work attached hereto as Exhibit A.

2.Independent Contractor Relationship.  Consultant will be an independent contractor and not an employee of the Company.  Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Neither Consultant nor the Company shall represent directly or indirectly that Consultant is an agent, employee, or legal representative of the Company.  Consultant shall not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of the Company.  Consultant acknowledges and agrees that he shall not receive any employee benefits of any kind from the Company.    Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (and Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees.  For clarity, the foregoing is not intended to prevent Consultant from electing COBRA benefits that he may be entitled to.

3.Consultant’s Responsibilities.  As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant's selection and under the sole control and direction of Consultant.  Consultant shall be responsible for all risks incurred in the operation of Consultant's business and shall enjoy all the benefits thereof.  Consultant shall only be responsible for the results described on a Work Order, including meeting all Project and Interim Deadlines. Consultant shall use Consultant’s best efforts, and shall devote the time necessary on an ongoing basis, to perform the services such that the results are satisfactory to the Company.  Consultant shall use best efforts to complete the Services in a timely manner and in accordance with timelines mutually agreed by the Company and Consultant.  Consultant’s services, and the results thereof, will be performed with, and be the product of, the highest degree of professional skill and expertise.

4.Billing, Payment and Tax Treatment.  Consultant will bill the Company, and the Company will pay Consultant, on the basis set forth in the attached SOW.  Consultant and the Company agree that the Company will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status.  Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant.  The Company will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law.

5.Term; Termination.  This Agreement shall commence on July 2, 2014 and continue through December 31, 2014 (“Term”), provided however, that if Consultant does not execute or executes and revokes the agreement with the Company dated June 30, 2014, then this Agreement will immediately terminate.  The Company may terminate this Agreement before its expiration immediately if the Consultant materially breaches the Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) fails to provide services as reasonably requested by the Executive; (ii) breaches any other material obligations of this Agreement, or (iii) violates local, state, or federal laws. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Company’s Confidential Information delivered under this Agreement; (ii) shall delete any such Company Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Company, or, at Company’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.  In the event the Company terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation as of the date of termination.

6.Ownership of Intellectual Property.  Consultant agrees that (a) all documents, deliverables, software, systems designs, disks, tapes and any other materials, whether tangible or intangible (collectively, “materials”) created in whole or in part by Consultant in the course of or related to providing Services to the Company shall be treated as “works made for hire” for the Company, and (b) Consultant will immediately disclose to the Company all research, writings, discoveries, inventions, enhancements, improvements and similar creations (collectively, “creations”) made, in whole or in part, by Consultant in the course of or related to providing services to the Company.  All ownership and control of the above materials and creations, including any copyright, patent rights and all other intellectual property rights therein, shall vest exclusively with the Company, and Consultant hereby assigns to the client all right, title and interest that Consultant may have in such materials and creations to the Company, without any additional compensation and free of all liens and encumbrances of any type.  Consultant agrees to execute any documents required by the Company to register its rights and to implement the provisions herein.  Company reserves the right to release ownership of certain properties to Consultant at its sole discretion, should Consultant make such request in writing.  Notwithstanding the foregoing, and subject to Consultant’s ongoing compliance with his confidentiality and other obligations to Company, Company acknowledges that it shall not have proprietary rights on intellectual property that Consultant may create on behalf of himself or clients other than Company while not performing Services.

7.Confidentiality.  Consultant agrees to hold Company’s Confidential Information in the strictest confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Company’s Confidential Information for any purpose other than performance of this Agreement.  “Confidential Information” as used in this Agreement shall mean all information disclosed by Company to Consultant, or otherwise obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Company’s trade or industry.   Consultant acknowledges that “Confidential Information” includes any and all information related to the Company’s intellectual property, including, without limitation, patents, know-how, technology, trade secrets, intellectual property and patent strategy, and all related information.  Confidential Information also includes, without limitation, any and all information about the Company’s finances, strategy, business plans, financing plans, audit results and any other financial or business information related to the Company’s operations.  All Confidential Information furnished to Consultant by Company is the sole and exclusive property of Company or its suppliers or customers. Upon request by Company, Consultant agrees to promptly deliver to Company the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under the Employee Nondisclosure and Developments Agreement between the parties.

8.Indemnification.  Consultant shall indemnify and hold harmless the Company its officers, directors, agents, owners, and employees, for any claims brought or liabilities imposed against the Company by any other party relating to Consultant's status as an independent contractor or any other matters involving the acts or omissions of Consultant. Company agrees to indemnify Consultant for any claims brought or liabilities imposed against him by any other party relating to the provision of Services to Company.

9.Non-Exclusivity and No Conflict of Interest.  The Company reserves the right to engage other consultants to perform services.  Consultant reserves the right to engage other clients subject to Section 7 above.

10. Assignment.  The Company may assign this Agreement and its rights and obligations hereunder to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets. Consultant may not assign or transfer this Agreement or any rights or obligations hereunder.  Notwithstanding the foregoing, Consultant may assign this agreement to ICX Ventures, LLC.  In the event of such assignment, ICX Ventures, LLC shall ensure that Michael Avon shall provide all of the Services contemplated herein.

11.Entire Agreement; Amendments.  This Agreement constitutes the entire understanding of the parties and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning this independent contractor relationship.  This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Company.  The parties have entered into a separate agreement dated June 30, 2014 and a Employee Nondisclosure and Developments Agreement,  and this Agreement does not amend or abrogate these separate agreements in any manner.  These separate agreements have or may have provisions that survive termination of Consultant’s relationship with the Company under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

12.Governing Law.  This Agreement shall be governed by the laws of the State of Maryland without regard to the conflicts of laws or principles thereof.  Any suit involving this Agreement shall be brought in a court sitting in Baltimore County, Maryland.  The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

13.Survival.  Consultant’s obligations in Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement.

14. Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15.    Waiver.  The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date written below.

Consultant Company:   Millennial Media, Inc.

 /s/ Michael B. AvonBy:   /s/ Ho Shin

By:  Michael Avon Ho Shin, General Counsel

EXHIBIT A

STATEMENT OF WORK

Services

Consultant will provide consulting and advisory services (“Services”) in the following areas, as well as other areas as may be reasonably requested by Company:

•	Company finance and accounting
•	Company strategy
•	Overall industry strategy
•	Competitive trends within the industry and surrounding industries
•	Investment opportunities
•	International expansion
•	Other areas as may be reasonably requested by Company

Term

The Term of this SOW shall commence on July 2, 2014, and continue through December 31, 2014, unless the Consulting Agreement terminates earlier, pursuant to Section 5 of the Consulting Agreement.

Time Commitment

Consultant agrees to meet with Company’s CEO or other Company personnel or directors as reasonably requested by Company, and such meetings may be via telephone or in person, as mutually agreed upon.  Consultant agrees to, at the reasonable request of Company, attend meetings and/or events, and provide Services at such meetings and/or events as reasonably requested by Company.    In addition, commencing on August 1, Consultant shall provide approximately thirty-two (32) hours of Services per month, or more as may be mutually agreed upon by the Parties.

Consultant Fees and Expenses

1.

During the Term of this Agreement, Consultant’s previously granted RSUs that have not vested as of July1, 2014 shall continue to vest and be subject to the terms of the applicable Equity Incentive Plan and award agreement.  Notwithstanding the original vesting schedule applicable to such RSUs, fifty-percent (50%) of the remaining unvested RSUs as of July 1, 2014 shall vest on the three (3) month anniversary of the Effective Date, and the remaining fifty-percent of such unvested RSUs shall vest immediately at the end of the Consultancy.   In addition, Consultant shall be paid $10,000 per month commencing on August 1, to be paid at the beginning of each month through December 2014.    To the extent Company requests Consultant to provide more than the approximate time commitment set forth above, the Parties shall mutually agree upon any additional compensation for such excess services.

2.

The Company shall reimburse the Consultant for reasonable expenses borne by Consultant in performing his obligations under this Agreement, provided that Consultant shall make best efforts to inform the Company before generating more than $2,000 in expenses in any given month.  Travel expenses to/from the Company’s domestic offices outside of Baltimore, Maryland shall be considered reimbursable expenses.

AGREED TO:

Consultant: Company:

 /s/ Michael Avon  /s/ Ho Shin

Michael AvonHo Shin, General Counsel